EXHIBIT C

April 10, 2003

One Equity Partners LLC
320 Park Avenue, 18th Floor
New York, New York 10022

Gentlemen:

In consideration for One Equity Partners LLC (“Lender”) making the Loan to Moneyline Telerate Holdings (“Borrower”) pursuant to that certain Term Loan and Guaranty Agreement, dated as of April 10, 2003 (the “Loan Agreement”), among Borrower, Moneyline Telerate, Moneyline Telerate International, Moneyline Network, Inc. and Moneyline Networks, LLC (the “LLC”) and Lender, Borrower and the LLC hereby grant to Lender an irrevocable, exclusive option (the “Option”), at Lender’s election, to purchase either all of the issued and outstanding membership units in the LLC or all of the common stock of Video Network Communications, Inc. (“VNCI”) held by the LLC, in either case at a purchase price (“Purchase Price”) equal to (a) the fair market value per share of common stock of VNCI to be determined with reference to the average daily closing price per share of VNCI for the 5 business days preceding the date written notice is received by Borrower setting forth Lender’s intention to exercise such Option multiplied by (b) the number of shares of common stock of VNCI then held by the LLC. In the event that the Option is exercised for all of the issued and outstanding membership units in the LLC, Borrower and the LLC shall take all actions necessary to assign the Distribution Agreement, dated October 1, 2002, between the LLC and Savvis Communications Corporation and all other liabilities to another Subsidiary of Borrower prior to closing. As used herein, the daily closing price per share shall be the closing price of VNCI as reported by Over The Counter Bulletin Board. The Option may be exercised at any time prior to September 30, 2003 by Lender providing written notice to Borrower and the LLC specifying its intent to exercise the Option and for which securities the Option is applicable as well as the proposed closing date. At closing, Borrower or the LLC shall transfer to Lender the applicable securities, free and clear of all Liens and Lender shall pay to Borrower or the LLC the Purchase Price in immediately available funds. Lender may assign this Option to any Affiliate of Lender. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Loan Agreement.

Notices relating to this letter agreement shall be given in accordance with Section 10.1 of the Loan Agreement.

This letter agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles which might indicate the applicability of the laws of any other State.

This letter agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

Please have a duly authorized representative sign below indicating your agreement as of the date set forth above.

MONEYLINE TELERATE HOLDINGS

By:

Name:
Title:

MONEYLINE NETWORKS, LLC

By:

Name:
Title:

Accepted and Agreed:

ONE EQUITY PARTNERS LLC

By:

Name:
Title: